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                                                                    Exhibit 23.1

                      [Coopers & Lybrand L.L.P. Letterhead]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Form S-8 pertaining to the UNUM Corporation 1996 Long-Term Stock Incentive Plan of our report dated February 5, 1997, except for Note 5 for which the date is March 1, 1997, and
Note 18 for which the date is March 14, 1997, on our audits of the consolidated financial statements and the financial statements schedules of UNUM Corporation and subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which report is included in the Annual Report on Form 10-K.



/s/ Coopers & Lybrand L.L.P.
Portland, Maine
December 10, 1997